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                                    [LOGO]

                    GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

                 Certified Public Accountants and Consultants

                                    [LOGO]


INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholder of CPI Aerostructures, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated February 10, 1997 on the financial statements of CPI Aerostructures Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in the CPI Aerostructures Inc. Annual Report on Form 10-KSB for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "experts" in such Prospectus.

/s/ Goldstein Golub Kessler & Company, P.C.
-------------------------------------------
GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

December 16, 1997


                                      II-8

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PROSPECTUS

                           CPI AEROSTRUCTURES, INC.

                                930,000 Shares

                        Common Shares, Par Value $.001



             This Prospectus has been prepared by CPI Aerostructures Inc., a New York corporation (the "Company), for use upon resale of shares of the Company's common shares, par value $.001 per share (the "Common Shares"), by certain "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (the "Selling Shareholders") who have acquired or may acquire such common shares (the "Common Shares") upon exercise of 250,000 options granted or to be granted under the CPI Aerostructures, Inc. 1992 Employee Stock Option Plan (the "1992 Plan") and 600,000 options granted or to be granted under the CPI Aerostructures, Inc. 1995 Employee Stock Option Plan, as amended (the "1995 Plan," and together with the 1992 Plan, the "Plans") or pursuant to stock option agreements with the Company for 80,000 options outside of the Plans in connection with consulting services rendered to the Company. The maximum number of shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalization and other similar changes affecting the Common Shares. It is anticipated that the Selling Shareholders will offer Common Shares for resale at prevailing prices on the Nasdaq SmallCap Market on the date of sale. See "Plan of Distribution." The Company will receive none of the proceeds from the sale of the Common Shares offered hereby. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

                See "Risk Factors" beginning on page 5 for certain risks of an investment in the Common Shares.



                        -------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------

                The date of this Prospectus is December 16, 1997.




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             No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                             --------------------

            CPI Aerostructures, Inc. was incorporated in the State of New York in January 1980 under the name Composite Products International, Inc. The Company changed its name to Consortium of Precision Industries, Inc. in April 1989 and to CPI Aerostructures, Inc, in July 1992. Its principal executive offices are located at 200A Executive Drive, Edgewood, New York 11717, and its telephone number is (516) 586-5200.


                             AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60611. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.


                      DOCUMENTS INCORPORATED BY REFERENCE

            The Company hereby incorporates by reference the documents listed below:


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            (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 ("Form 10-KSB").

            (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31,1996, June 30,1997 and September 30,1997 ("Form 10-QSB").

            (c) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A (File No.0-11398) filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

            (d) The Company's Proxy Statement dated April 21, 1997; and

            (e) The Company's Current Reports on Form 8-K for September 9, 1997 and October 9,1997, as amended.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Company at 200A Executive Drive, Edgewood, New York 11717; Attention: Corporate Secretary.

Recent Developments


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            On October 9, 1997, CPI Aerostructures, Inc., a New York
corporation (the "Company"), completed the acquisition (the "Closing") of Kolar Machine, Inc., an Ithaca, New York corporation (the "Seller"). On September 9, 1997, the Company had entered into an Asset Purchase Agreement (the "Agreement") with the Seller and the Seller's President pursuant to which Kolar, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Buyer"), agreed to acquire certain tangible and intangible assets associated with the business (the "Business") of the Seller. The Seller has been engaged in the business of precision machining and assembly manufacturing, servicing the electronics industry, including computer and microwave device manufacturers, as well as the materials handling, aerospace and banking industries. Upon the Closing, the Seller ceased to operate the Business, which was reconstituted as a new business of the Buyer.

            Pursuant to the terms of the Agreement, at the Closing the Buyer paid to the Seller $9,400,000 in immediately available funds by wire transfer and issued its $4,000,000 promissory note to the Seller (the "Note"). In addition, pursuant to the Agreement, the Buyer separately purchased from the Seller's President certain real property that he owned and that is associated with the Business for $1,500,000. The Note is convertible by Seller, in whole or in part, commencing in February 1998 in no less than 100,000 share increments into 1,000,000 shares of the Company's common stock. The Company financed the acquisition of the Business substantially from The Chase Manhattan Bank and through the exercise of warrants issued in a May 1996 private placement.

                                       4

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                                 RISK FACTORS

            In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company.

            This Prospectus includes forward looking statements that involve risks and uncertainties, including the timely delivery and acceptance of the Company's products, the Company's ability to manage its growth and integrate the operations of Kolar with its aerospace operations, and the other risks detailed from time to time in the Company's SEC reports.

            Cyclicability of the Aerospace Industry. The commercial sector of the aircraft industry experienced one of the most severe downturns in its history from 1993 to 1995 characterized by bankruptcies and consolidations among the major airlines. Permanent reductions in capital spending for the military and current decreased demand for commercial aircraft, resulting in contract cancellations or "stretch outs" (an extension of a program period of performance resulting in extensions of delivery dates), materially adversely affected the Company's operating results in 1994 and 1995. Although the Company has operated profitably during 1996 and 1997 the aerospace industry remains cyclical and there can be no assurance the industry will not experience another downturn which could have a material adverse effect on the Company.

            Ability to Manage Growth. The Company acquired Kolar in October 1997 and intends to continue to expand its current level of operations. Kolar has reported higher revenues than the Company for the most recent fiscal years. The Company's rapid growth is expected to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, secure adequate

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sources of products on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-KSB and Form 10-QSB.

            Integration of Acquisition. A key component of the Company's future success depends upon its ability to combine the operations of Kolar into a vertically integrated company. While the Company and Kolar operate in different industries there are operating efficiencies to be achieved by the combined entities through combined management, technical, informational and financial resources. There can be no assurance that the Company will be able to effectively integrate Kolar with its own operations, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Recent Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-KSB and Form 10-QSB.

            Leverage. The Company incurred a substantial amount of indebtedness in connection with its acquisition of Kolar and its refinancing with its senior lender in October 1997. The Company remains leveraged and its present debt service requirements are substantial. The effect of such leverage may negatively impact, without limitation, the ability of the Company (i) to obtain additional financing on favorable terms; (ii) to service existing debt; and (iii) to comply with financial and other covenants and operating restrictions imposed under the terms of its existing long-term indebtedness.

            The ability of the Company to satisfy such obligations will primarily depend upon the future financial and operating performance of its operating subsidiaries and upon the Company's ability to renew or refinance bank borrowings and/or to revise additional equity capital. The Company's future performance is dependent upon financial, business and other economic factors affecting the Company and the economy in particular, many of which are beyond the control of the Company and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Form 10-KSB and Form 10-QSB.

                                       6

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Dependence on Rohr

            For the years ended December 31, 1995 and 1996, sales of the Company's products to Rohr, Inc. ("Rohr") and The Nordam Corporation
("Nordam") accounted for approximately 89% and 75%, respectively, of the Company's revenues. Rohr curtailed its operations during the last several years as a result of a general downturn in the commercial aircraft industry and the loss of military business before it was sold to B.F. Goodrich Aerospace. The Company's contract with Rohr concerning the Raytheon 1000 Executive Jet was sold to Nordam, which terminated the pylon portion of the contract in September 1995. There can be no assurance that Rohr, for financial or other reasons, will not seek to further reduce its level of operations in the future or that a further decline in the economic prospects of Rohr, which could result in reduction or deferral of capital expenditures, and either of which could adversely affect the Company.

            The Company's agreements with Rohr are subject to termination at will by Rohr and require the Company to, among other things, deliver certain minimum quantities of products pursuant to specific schedules. Termination of any of the Company's contracts with Rohr or the inability of the Company to maintain or enter into new contracts would have a material adverse effect on the Company unless it is able to diversify its operations. For the year ended December 31, 1996, the Company's three agreements with Rohr and Nordam for the production of sub-assemblies for the McDonnell Douglas MD-90, the Boeing 757 and the Raytheon 1000 accounted for approximately 58%, 4% and 12%, respectively, of the Company's revenues. The Boeing 757 is currently in production and the Company anticipates additional orders possibly in 1998 when Rohr is expected to deplete its inventory. The McDonnell Douglas MD-90 program is currently in production and the Company anticipates orders for this program will continue into the year ending December 31, 2009. Production of engine mounts for Nordam under the Raytheon 1000 program continue, but production of pylons under such program was terminated in September 1995. There can be no assurance that Rohr and Nordam will purchase additional products under such agreements or that the Company will obtain additional contracts for programs similar in scope to those previously obtained. In addition to its dependence on Rohr, the Company is dependent on sales of the particular aircraft (e.g., by Boeing), over which the Company has no control. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Rescheduling and Early Termination; Fixed-Price Contracts; Cost Overruns

                                       7

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            The Company's contracts with Rohr and Nordam are subject to premature termination and rescheduling. Rohr may, in its sole discretion, elect to postpone or reschedule product delivery at any time. Delays, suspension and termination of performance by Rohr under these agreements since the beginning of 1993, have materially adversely affected the Company's operating results. The Company had expended significant funds for non-recurring costs associated with design, tooling and prototype development, as well as the purchase of component parts used in its operations, which have been recovered.

            Prices under the Company's contracts with Rohr are fixed during the term of such contracts, subject to price escalation in accordance with published indices which account principally for materials and labor costs. Accordingly, the Company is subject to increased risk of loss in the event production costs are greater than anticipated. Unforeseen events, including unanticipated production cost overruns and technical and operating difficulties, could have a material adverse effect on the Company. In the past, the Company has incurred cost overruns which could not be recovered, resulting in reduced profitability. Although the Company maintains procedures to continuously review costs under contracts and takes such steps as it deems necessary to reduce the Company's exposure to cost overruns, there can be no assurance that any measures taken will assure completion of a program or that a completed program will not involve substantially higher than anticipated costs to the Company, which may reduce its ability to realize profits from such program. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Dependence on Government Contracts

            For the years ended December 31, 1995 and 1996, 7% and 24%, respectively, of the Company's revenues were derived from United States Government military contracts. Government reductions in capital expenditures for the military significantly decreased production of new aircraft during the last several years. However, the reductions in military budgets for new aircraft have not affected demand for replacement parts and servicing of aging military aircraft. The September 1995 awards for the A-10 and C-5 military contracts have increased the Company's future annual revenues derived from military contracts. There can be no assurance that future reductions in military spending will not adversely affect the Company's future operating results. Termination of the Company's contracts with the United States Government or the inability to obtain or maintain new contracts could have a material adverse effect on the Company. Moreover, the Company's operations in the military sector are subject to

                                       8

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risks, including delay; termination for convenience; reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company. See "Item 1. Business - Customers and Contracts" in the Form 10-KSB.

Competitive Bidding

            The Company obtains military contracts through the process of competitive bidding. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability for the Company. Additionally, inherent in the competitive bidding process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected. See "Item 1. Business - Customers and Contracts; and Marketing" in the Form 10-KSB.

Possible Fluctuations in Operating Results

            The Company's sales cycle, which generally commences at a time a prospective customer issues a request for a proposal and ends with the award of a contract with that customer, typically ranges from six months to one year. The period from the time of execution of the contract until completion of one or more pre-production phases of such contract (i.e., design, tooling and prototype development), during which time the Company recognizes revenue, typically ranges from two to three years. The Company's production cycle, which generally commences at the time the Company orders component parts and ends upon shipment of the final assembly, generally ranges from six to eighteen months. The principal factors affecting production scheduling are the length of time required to procure component parts and the customer's desire to accelerate or stagger delivery schedules. Pursuant to the Company's contracts with Rohr, the Company is not entitled to receive cash payments until products are shipped. The Company recognizes revenue as costs are incurred under such contracts based upon the percentage of completion method of accounting, which is measured by the percentage of actual costs

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incurred to date against estimated total costs. Accordingly, revenues may be recognized by the Company even though associated cash payments have not been received. To the extent that estimated costs of completion increase or progress under a contract is otherwise impeded, revenue recognition may be adversely affected. Furthermore, since provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined, the Company's recorded revenues may be written-off in later periods in the event the Company's cost estimates prove to be inaccurate or a contract is terminated. There can be no assurance that such factors will not cause significant fluctuations in operating results.

            In fact, upon the termination of the pylon portion of the Hawker 1000 contract in September 1995, the Company incurred a charge against cost of goods sold of $1,473,000. This charge was based, on its impact on past revenues using the percentage of completion method of accounting. In the event that such recovery is for a lesser amount than to what the Company believes it is contractually entitled to, the Company would incur an additional charge. See "Item 6. Management's Discussion and Analysis" and "Item 7. Note 1 of Notes to Financial Statements" in the Form 10- KSB.

Dependence on Third Party Suppliers and Manufacturers

            The Company purchases substantially all of its supply of raw materials, principally metals and special parts, and component parts incorporated into its products, from third-party suppliers and manufacturers. The Company believes that there are numerous available sources of supply for the Company's raw materials. While the Company attempts to maintain alternative sources for the Company's raw materials, the Company's business is subject to the risk of price fluctuations and periodic delays in delivery of raw materials. Failure by certain suppliers to continue to supply the Company with raw materials on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company has subcontracted production of substantially all component parts incorporated into its products to third party manufacturers. Accordingly, the Company is substantially dependent on the ability of such manufacturers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by the Company's manufacturers to comply with these and other requirements would have a material adverse effect on the Company. Furthermore, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements for component parts within scheduled

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delivery times. The Company from time to time is required to purchase special parts from sole suppliers and manufacturers. The Company generally does not maintain supply agreements with its suppliers or manufacturers and purchases raw materials and component parts pursuant to purchase orders in the ordinary course of business. Failure or delay by suppliers and manufacturers in supplying necessary raw materials and components to the Company would adversely affect the Company's profit margin and the Company's ability to obtain and deliver products on a timely and competitive basis. See "Item 1. Business - Raw Materials, Suppliers and Manufacturers" in the Form 10-KSB.

Competition; Technological Changes

            The markets for the Company's products are highly competitive. The Company competes with numerous well-established foreign and domestic subcontractors engaged in the supply of aircraft parts and assemblies to the commercial and military sectors of the aircraft industry, most of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in the development, manufacture, sale and service of products. The Company also faces competition from foreign and domestic prime contractors, including Rohr, all of whom possess greater resources than the Company, thereby permitting such companies to implement extensive production programs in response to orders from aircraft manufacturers. The market for commercial aircraft is dominated by The Boeing Company, McDonnell Douglas Corporation and Airbus Industries, a government supported European aircraft consortium, which typically contract production of assemblies to a limited number of large commercial contractors. Consequently, the Company's ability to increase market penetration in the commercial sector may be limited by the relatively small number of prime contractors in this market.

            In addition, the markets for the Company's services and products are characterized by technological changes. The Company's ability to compete successfully depends, in large part, on the Company having a technically competent staff and quality control procedures and on the Company's ability to adapt to technological changes and advances in the aircraft industry, including ensuring continuing compatibility with evolving requirements of its customers and aircraft manufacturers. There can be no assurance that the Company will be able to continue to keep pace with the technological demands of the marketplace or successfully enhance its services and products to be compatible with products of specific aircraft manufacturers. See "Item 1. Business - Competition" in the Form 10-KSB.

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Potential Products Liability and Warranty Expense

            The Company may be exposed to potential significant products liability claims although it has not been sued to date. The Company maintains a $2 million general liability insurance policy, a $10 million products liability insurance policy, and a $5 million umbrella liability insurance policy, which it believes is adequate coverage for the types of products presently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against the Company could have a material adverse effect on the Company. The Company generally warrants its products to be free from defects in materials, workmanship and manufacturing processes for a specified period, generally limited to three years from the date of shipment. There can be no assurance that future warranty expenses will not have a material adverse effect on the Company.

            Under the Company's agreements with Rohr, the Company has agreed to indemnify Rohr for any costs, damages, expenses or other loss or liability incurred or paid (including reasonable attorneys' fees) arising out of any asserted claims made against Rohr, for parts supplied by the Company, provided that such claims do not arise out of the sole fault of Rohr. There can be no assurance that the Company will not be required to indemnify Rohr in the event of an adverse claim made against Rohr or that it will have the financial or other resources to do so. Moreover, to the extent the Company assumes design responsibility for products in the future, the Company could be required to obtain a higher level of insurance in order to cover possible design defects. There can be no assurance that the Company will be able to obtain a significantly increased level of coverage on commercially reasonable terms, which could limit the Company's ability to expand its operations. See "Item 1. Business Insurance" in the Form 10-KSB.

Potential Liability; Government Regulation

            The Company's operations require the use of a limited amount of chemicals and other materials for painting and cleaning, including solvents and thinners, that are classified under applicable laws as hazardous chemicals and substances. The Company does not maintain environmental impairment insurance. There can be no assurance that the Company will not incur environmental liability arising out of the use of hazardous

                                      12

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substances. To date, the Company has not incurred any such liability. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose requirements to control air, soil, and water pollution, to protect against occupational exposure to such chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all licenses and permits required for the operation of its business.

            Amendments to statutes and regulations and/or the Company's operations in the future could require the Company to continually modify or alter methods of operations at costs which could be substantial and could subject the Company to increased regulation. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Item 1. Business - Government Regulation" in the Form 10-KSB.

Federal Aviation Administration Regulation and Quality Control Standards

            The manufacture of commercial aircraft is subject to extensive regulation by the Federal Aviation Administration ("FAA") and foreign regulatory authorities. Under the FAA requirements, each aircraft is required to undergo a stringent certification process pursuant to which it is inspected for conformity with specifications and manufacturing processes and tested for safety, airworthiness and design characteristics. Upon receipt by an aircraft manufacturer of a production certificate issued by the FAA for a new aircraft, such manufacturer is required to assure that its suppliers comply with all applicable laws and regulations. Under FAA implementation of such regulations, each supplier, including the Company, is subject to periodic FAA surveillance and investigation. As a result, each manufacturer places contractual obligations upon

                                      13

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each of its suppliers requiring such suppliers to comply with the FAA regulations. In order to assure compliance with FAA regulations, the Company's customers impose quality control standards upon the Company which incorporate the FAA requirements. These requirements are also incorporated into the inspection criteria and data to be supplied to the Company's customers pursuant to the Company's contracts. Among other things, the Company is required to inspect parts, maintain back-up documents from its suppliers relating to materials and processes and prepare documentation in order to substantiate all of the foregoing. In addition, the Company's customers require the Company to qualify as an approved supplier. In order to so qualify, the Company is required to satisfy stringent quality control standards and undergo extensive in-plant inspections of the Company's personnel, production processes, equipment and quality control systems. Although the Company's efforts are devoted to ensure that its capabilities and quality control standards meet its customers' requirements, there can be no assurance that the Company will be able to comply with quality control standards, that the Company's customers will comply with the FAA's or aircraft manufacturers' requirements, or that the Company will be able, for financial or other reasons, to qualify as an approved supplier for its existing and prospective customers. See "Item 1. Business - Operations" in the Form 10-KSB.

Limited Marketing Capability

            The Company has limited marketing capabilities and resources. To date, substantially all of the Company's commercial marketing activities have been conducted by members of Management. Such activities have consisted primarily of personal contact with potential customers. Because of the nature of the Company's business, Management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. The Company's growth prospects, outside of Kolar, will be largely dependent upon the Company's ability to achieve greater penetration of the commercial aircraft market and an up-swing in military procurement. Achieving market penetration will require significant efforts by the Company to create awareness of and demand for the Company's services. Accordingly, the Company's ability to build its client base will be limited by the number of marketing personnel and will be dependent on the efforts of such individuals. See "Item 1. Business - Marketing" in the Form 10-KSB.


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Lack of Patents; Trademarks and Proprietary Protection

            None of the Company's current assembly processes or products are protected by patents. The Company relies on proprietary know-how and confidential information and employs various methods to protect the processes, concepts, ideas and documentation associated with its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation. There can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information which the Company considers to be proprietary.

            In March 1994, the Company determined that it would be prudent to protect its reputation in the aircraft structural products market. It applied for, and received, trademark protection from the United States Patent and Trademark Office as to the use of its name and logo. See "Item 1. Business Proprietary Information" in the Form 10-KSB.

Control by Current Shareholders

            Arthur August and Theodore J. Martines, President and Executive Vice President, respectively, of the Company, and their affiliates, beneficially own approximately 22% of the Company's outstanding Common Shares, including the exercise of currently exercisable stock options. Accordingly, as the two largest shareholders in the Company, Messrs. August and Martines and their affiliates may be able to elect all of the Company's directors; increase the authorized capital; dissolve, merge, or sell the assets of the Company; and generally direct the affairs of the Company. See "Shares Eligible for Future Sale" below; and "Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act," "Item 11. Security Ownership of Certain Beneficial Owners and Management" and "Item 12. Certain Relationships and Related Transactions" in the Form 10-KSB.

Dependence on Key Personnel

            The success of the Company is largely dependent on the personal efforts of Arthur August, Theodore J. Martines, Daniel Liguori, President of Kolar and other key employees. Although each of the three officers is employed under a three-year employment agreement, the loss of the services of such individuals would have a material adverse effect on the Company's business and prospects. The Company currently maintains "key man" life insurance on the life of Mr. Liguori in the amount of $8,000,000 (payable to Chase Manhattan Bank).

No Dividends

            To date, the Company has not paid any cash dividends on its Common Shares and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Item 5. Market for Common Equity and Related Shareholder Matters - Dividend Policy" in the Form 10-KSB.

Shares Eligible for Future Sale

            The Company had 7,674,653 Common Shares outstanding as of September 30, 1997, of which 3,350,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of such shares, 1,300,000 are held by Messrs. August and Martines and members of their families, and are eligible for sale under Rule 144. The remaining 2,050,000 Shares were sold in the June 1996 Private Placement and have been registered for resale by the investors on a Form S-3 Registration Statement.

             Messrs. August and Martines agreed with the Company's former investment banking consultant (which agreement is in dispute and has been terminated by the Company), not to sell or otherwise dispose of their shares prior to January 26, 1998, unless the Company (i) is able to complete an underwritten secondary public offering, or (ii) obtains $11,000,000 of gross revenue as shown on its audited financial statements or as shown on a pro forma basis with any acquired company, for the then current fiscal year, at which time the lock-up would be terminated. The foregoing lock-up, however, is exclusive of Rule 144 sales through the Company's former investment banking consultant, in the amount of $250,000 per annum for Arthur August and $62,500 for Theodore Martines (which increases to $250,000 per annum should Mr. Martines retire).

            In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated), who has owned restricted Common Shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Shares are quoted on the Nasdaq system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned Common Shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

            The underwriter for the Company's IPO has two demand registration statements to register an aggregate of 666,038 shares underlying Underwriters' Warrants until September 24, 1997 and unlimited piggyback registration rights until September 24, 1999. These shares have been registered for resale pursuant to a separate Registration Statement and may be offered for sale. The Company's former investment banking consultant has one demand registration statement to register an aggregate of 120,000 Common Shares underlying the former consultant's options (which agreement is in dispute and has been terminated by the Company) until January 31, 2000 and unlimited piggyback registration rights until January 31, 2000.

            The Company could register the Common Shares issuable upon exercise of outstanding stock options at any time in which event such shares would be immediately eligible for sale.

            No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

Effect of Outstanding Exercisable Securities and Registration Rights

            The Company had outstanding options and warrants to purchase Common Shares exercisable at various prices from $1.00 to $3.00 (subject to adjustment) pursuant to which an aggregate of approximately 1,474,000 Common Shares may currently be issued. This includes warrants to the Company's former underwriter, former investment banking consultant and the Placement Agent to purchase up to an aggregate of approximately 847,350 Common Shares (subject to adjustment) (the "Underwriters' Warrants"); and 626,400 employee and consultant stock options granted as of December 10, 1997.

            During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase Common Shares at prices substantially below the then current market price of the Company's Common Shares with a resultant dilution in the interests of the existing shareholders. The holders of the Company's derivative securities may be expected to exercise their rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Shares by holders of such securities pursuant to a registration statement, including the one for the Shares offered hereby, effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Description of Securities," "The Offering and Sale of Units," "Shares Eligible for Future Sale" and "Item 10. Executive Compensation - Stock Options" in the Form 10-KSB."

Securities Market Factors

            In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights and factors affecting the aerospace industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Item 5. Market for Common Equity and Related Shareholder Matters" in the Form 10-KSB.

                              SELLING SHAREHOLDERS

              The Common Shares to which this Prospectus relates are being registered for reoffers and resales by Selling Shareholders of the Company who have acquired or may acquire such shares pursuant to the exercise of options granted or to be granted under the Plans or pursuant to stock option agreements with the Company outside the Plans in connection with consulting services rendered to the Company. The Selling Shareholders named below may resell all, a portion, or none of such shares.

              Participants under the Plans who are deemed to be "affiliates" of the Company who acquire Common Shares under the Plans may be added to the Selling Shareholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"). An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.

            The table below sets forth with respect to each Selling Shareholder, based upon information available to the Company as of December 10, 1997, the number of Common Shares beneficially owned before and after the sale of the Shares offered hereby; the number of Shares to be sold; and the percent of the outstanding Common Shares owned before and after the sale of the Shares offered hereby. Each Selling Shareholder's relationship to the Company is set forth in a footnote to the table.


                            Amount and                          Shares             Percent of Class(1)(3)
                             Nature of         Shares        Beneficially       -----------------------------
                            Beneficial          to be         Owned After         Before              After
    Name                   Ownership(1)        Sold(2)         Offering          Offering           Offering
-----------------------  ---------------      --------      --------------      ----------         ----------
Arthur August(4)         1,210,000(5)          250,000         960,000           15.3% (6)            12.11%

Theodore J. Martines(7)    280,000(8)(9)       155,000         125,000            3.6% (10)            1.6%

Stanley Wunderlich (11)     40,000(12)          40,000             0              1.0% (13)           -0-

Walter Paulick (14)         25,000(15)          25,000             0               *                  -0-
                                               =======
                                               470,000



*  Less than 1%

(1) Unless otherwise noted, the Company believes that each Selling Shareholder has sole voting and investment power with respect to all Common Shares beneficially owned, subject to community property laws, where applicable. Each Selling Shareholder is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of determination upon the exercise of warrants or options. The percentage ownership of each Selling Shareholder is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of determination have been exercised.

(2) Does not constitute a commitment to sell any or all of the stated number of Common Shares. The number of Shares offered hereby shall be determined from time to time by each Selling Shareholder at his sole discretion.

(3)        Based on 7,674,653 shares outstanding, but does not give effect to
           (i) 641,650 Common Shares reserved for issuance upon exercise of stock options currently outstanding and an additional 115,000
           Common Shares issuable upon exercise of options available for future grants under the 1995 Plan and 12,836 Common Shares under the 1992 Plan (except those owned or sold by the Selling Shareholder); and (ii) 20,000 Common Shares issuable upon exercise of options granted outside of the Company's two stock options plans.

(4) Mr. August, a founder of the Company, has been Chairman of the Board, President and Chief Executive Officer and a director of the Company since January 1980.

(5) Includes 250,000 Common Shares which Mr. August has the right to acquire within 60 days upon exercise of options granted pursuant to each of the Company's 1992 Employee Stock Option Plan and the Company's 1995 Employee Stock Option Plan. Excludes an aggregate of 100,000 Common Shares owned by Mr. August's children or held in trust for Mr. August's grandchildren, and 9,000 Common Shares owned by Mr. August's wife, all of which shares Mr. August disclaims beneficial ownership.

(6) Assumes, pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 7,924,653 Common Shares outstanding.

(7)        Mr. Martines has been the Executive Vice President,
           Secretary/Treasurer and a director of the Company since December
           1984.

(8) Includes 155,000 Common Shares which Mr. Martines has the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1992 Employee Stock Option Plan.

(9) Excludes 75,000 Common Shares owned by Mr. Martines' wife and an aggregate of 60,000 Common Shares held in trust for three children and two grandchildren of Mr. Martines, as to all of which shares Mr. Martines disclaims beneficial ownership.

(10) Assumes, pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 7,829,653 Common Shares outstanding.

(11)       Mr. Wunderlich has been a director of the Company since November
           1995.

(12) Includes 40,000 Common shares which Mr. Wunderlich has the right to acquire within 60 days upon exercise of non-qualified stock options granted pursuant to the Company's 1995 Employee Stock Option Plan.

(13) Assumes pursuant to Rule 13d-3(d)(1) of the Exchange Act, that there are 7,714,653 Common Shares outstanding.

(14)       Mr. Paulick has been a director of the Company since April 1992.

(15) Represents Common Shares which Mr. Paulick has the right to acquire within 60 days upon exercise of options granted pursuant to the Company's 1992 Employee Stock Option Plan.



                              PLAN OF DISTRIBUTION

                  The Shares are being sold by the Selling Shareholders for their own accounts. The Shares may be sold or transferred for value by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest to the Selling Shareholders, in one or more transactions on the Nasdaq SmallCap market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

                  There can be no assurance that any of the Selling Shareholders will sell any or all of the Common Shares offered by them hereunder.


                                  LEGAL MATTERS

                  The validity of the Common Shares offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third
Avenue, New York, New York 10158-0125. SBK Investment Partners, an affiliate of Snow Becker Krauss, P.C., owns options to purchase 20,000 Common Shares, at an exercise price of $2.00 per share.

                                     EXPERTS

                  The financial statements of CPI Aerostructures, Co., Inc. at December 31, 1996 and for each of the two years in the period ended December 31, 1996 incorporated by reference to the Company's Form 10-KSB for the fiscal year ended December 31, 1996 in this Prospectus have been included in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.